Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, please contact:
Robert C. Singer
Chief Financial Officer
Williams Scotsman International, Inc.
(410) 931-6108

Williams Scotsman International, Inc. Reports Continued Strong Results
For the Second Quarter Ended June 30, 2006

Baltimore, MD — July 26, 2006 — Williams Scotsman International, Inc. (NASDAQ: WLSC), a leading provider of modular space solutions, reported today its financial results for the second quarter of 2006. Revenues for the second quarter were $159.1 million, a 18% increase from $135.0 million in the comparable period of 2005. Gross profit was $67.9 million, a 30% increase as compared to $52.2 million for the prior year quarter. EBITDA for the current quarter was $55.1 million, which was also up 30% from $42.2 million in the comparable period of 2005.

The Company reported net income for the quarter ended June 30, 2006 of $11.6 million or $0.27 per diluted share as compared to a net loss for the quarter ended June 30, 2005 of $(2.7) million or $(0.11) per diluted share. During the second quarter of 2005, the Company recorded a loss on the early extinguishment of debt of $5.2 million resulting from the write-off of deferred financing costs as a result of entering into an amended and restated credit facility in June of 2005. Net income for the three months ended June 30, 2005, excluding this item was $0.5 million or $0.02 per diluted share.

Gerry Holthaus, Chairman, President and CEO, commented, “Williams Scotsman continues to produce strong financial results. We experienced a 16.4% improvement in leasing revenue which was driven by increased utilization to 82% in the second quarter of 2006 as compared to 81% in the second quarter of 2005, an increase in our average rental rates from $259 to $287, and an increase in our average units on rent of 3,900 units for the quarter as compared to the prior year quarter. Our total fleet size is over 100,000 units at the end of the second quarter, which is an important milestone for our company. Leasing gross margins were 57.1% during the quarter as compared to 54.7% in the second quarter of 2005. Sales of new units and rental equipment increased by 27% as compared to the prior year quarter as a result of strong unit sales in the southeast, central southwest and Canadian regions of the Company. Delivery and installation and other revenue again showed positive results, consistent with the growth we experienced in our lease and sale business. We look forward to continuing to execute against our plan for the remainder of 2006 which will result in an excellent base for continued growth for Williams Scotsman.”

Six Months ended June 30, 2006 Results

Revenues for the six months ended June 30, 2006 were $324.1 million, a 24% increase from $261.1 million in the comparable period of 2005. Gross profit was $133.3 million, a 31% increase as compared to $102.0 million for the prior year period. EBITDA was  $108.0 million for the six months ended June 30, 2006, which was up 32% from $81.6 million in the comparable period of 2005. The Company reported net income for the six months ended June 30, 2006 of  $22.0 million or $0.53 per share as compared to net loss of $(3.5) million or $(0.15) per share for the six months ended June 30, 2005. During the six months ended June 30, 2005, the Company recorded a loss on early extinguishment of debt of $5.2 million as described above. Net loss for the six months ended June 30, 2005, excluding this item was $(0.3) million or $(0.01) per basic and diluted share.

Business Outlook

The following statements of anticipated results are based on current expectations. These statements are forward-looking, and actual results may differ materially.

The Company estimates the following performance measures for the third quarter ending September 30, 2006 and year ending December 31, 2006:

	Quarter Ended September 30, 2006		Year Ended December 31, 2006
	Low	High	Low	High
	Range (in millions)		Range (in millions)
Operating income	$34.6	$36.1	$138.1	$141.0

Depreciation and amortization	19.1	19.1	75.5	75.5

Net income	9.9	10.9	40.2	42.3

Earnings per share - diluted	$0.22	$0.25	$0.94	$0.99

The Business Outlook published in this press release reflects only the Company’s current best estimate and the Company assumes no obligation to update the information contained in this press release, including the Business Outlook, at any time prior to its next earnings release.

Williams Scotsman International, Inc. has scheduled a conference call for July 26, 2006 at 10:00 AM Eastern Time to discuss its second quarter results.  To participate in the conference call, dial 800-621-5344 for domestic (212-346-6546 for international) and ask to be placed into the Williams Scotsman call.  To listen to a live call, go to www.willscot.com and click on the Investor Relations section. Please go to the website 15 minutes early to download and install any necessary audio software. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until 11:59 PM on August 9, 2006.  To access the replay, domestic callers can dial 800-633-8284 and enter access code 21299607 (international callers can dial 402-977-9140).

About Williams Scotsman International, Inc.

Williams Scotsman International, Inc., headquartered in Baltimore, Maryland, through its subsidiaries, is a leading provider of mobile and modular space solutions for the construction, education, commercial, healthcare and government markets. The company serves over 25,000 customers, operating a fleet of over 100,000 modular space and storage units that are leased through a network of 86 locations throughout North America. Williams Scotsman provides delivery, installation, and other services, and sells new and used mobile office products. Williams Scotsman also manages large modular building projects from concept to completion. Williams Scotsman is a publicly traded company (NASDAQ: WLSC) with operations in the United States, Canada, Mexico, and Spain.

All statements other than statements of historical fact included in this press release are forward-looking statements and involve expectations, beliefs, plans, intentions or strategies regarding the future. Although the company believes that the expectations reflected in these forward-looking statements are reasonable, it assumes no responsibility for the accuracy and completeness of these forward-looking statements and gives no assurance that these expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the company’s expectations are disclosed under “Risk Factors” and elsewhere in the company’s 10-K, 10-Q and other SEC filings, including, but not limited to, substantial leverage and its ability to service debt, changing market trends in its industry, general economic and business conditions including a prolonged or substantial recession, its ability to finance fleet and branch expansion and to locate and finance acquisitions, its ability to implement its business and growth strategy and maintain and enhance its competitive strengths, intense industry competition, availability of key personnel and changes in, or the failure to comply with, government regulations. The company assumes no obligation to update any forward-looking statement.  Certain prior year amounts have been reclassified to conform to current year presentation.

Williams Scotsman International, Inc.
Consolidated Balance Sheets
(dollars in thousands)

	June 30, 2006	December 31, 2005
	(Unaudited)
Assets

Cash	$3,427	$469
Trade accounts receivable, net	89,757	94,661
Prepaid expenses and other current assets	56,980	46,630
Rental equipment, net	983,375	944,629
Property and equipment, net	82,427	81,177
Deferred financing costs, net	20,686	18,042
Goodwill and other intangible assets	175,571	173,535
Other assets, net	24,819	21,477
Total assets	$1,437,042	$1,380,620

Liabilities and stockholders’ equity

Accounts payable	$40,402	$60,685
Accrued expenses	34,216	27,862
Accrued interest	12,933	13,245
Rents billed in advance	24,322	23,621
Revolving credit facility	232,641	364,150
Long-term debt, net	607,656	505,296
Deferred income taxes	145,214	141,020
Total liabilities	1,097,384	1,135,879
Stockholders’ equity:
Common stock	554	519
Additional paid-in capital	540,206	471,406
Retained earnings	73,861	51,846
Accumulated other comprehensive income	20,975	16,908
	635,596	540,679
Less treasury stock	(295,938)	(295,938)
Total stockholders’ equity	339,658	244,741
Total liabilities and stockholders’ equity	$1,437,042	$1,380,620

Williams Scotsman International, Inc.
Consolidated Statements of Operations (unaudited)
(dollars in thousands, except per share data)

	Quarter ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
	(In thousands except share and per share amounts)
Revenues
Leasing	$70,174	$60,297	$139,057	$119,080
Sales:
New units	26,796	24,046	66,742	46,537
Rental equipment	14,564	8,532	25,075	15,565
Delivery and installation	34,914	31,764	68,940	59,599
Other	12,661	10,376	24,268	20,335
Total revenues	159,109	135,015	324,082	261,116

Costs of sales and services
Leasing:
Depreciation and amortization	14,036	12,834	28,226	25,367
Other direct leasing costs	16,078	14,486	31,128	26,968
Sales:
New units	20,333	19,626	52,641	38,544
Rental equipment	10,391	6,492	18,065	12,171
Delivery and installation	27,990	27,043	56,088	51,546
Other	2,390	2,356	4,662	4,563
Total costs of sales and services	91,218	82,837	190,810	159,159

Gross profit	67,891	52,178	133,272	101,957

Selling, general and administrative expenses (1)	26,856	22,772	53,506	45,733
Other depreciation and amortization	4,372	4,032	8,618	7,942
Operating income	36,663	25,374	71,148	48,282

Interest, including amortization of deferred financing costs	17,824	25,032	35,345	49,259
Loss on early extinguishment of debt	—	5,182	—	5,182

Income (loss) before income taxes	18,839	(4,840)	35,803	(6,159)
Income tax expense (benefit)	7,257	(2,154)	13,788	(2,655)
Net income (loss)	$11,582	$(2,686)	$22,015	$(3,504)

Earnings (loss) per common share	$0.28	$(0.11)	$0.54	$(0.15)
Earnings (loss) per common share, assuming dilution	$0.27	$(0.11)	$0.53	$(0.15)

Weighted average common shares outstanding — basic	41,487,015	23,558,821	40,737,273	23,558,821
Weighted average common shares outstanding — diluted (2)	42,389,358	23,558,821	41,916,080	23,558,821

(1)             Includes non-cash stock compensation expense of $0.2 million and $0.4 million for the three months ended June 30, 2006 and 2005, respectively and $0.7 million and $0.5 million for the six months ended June 30, 2006 and 2005, respectively.

(2)             The effect of share based payments of 1,399,618 and 1,402,208 were excluded from the calculation for the three and six months ended June 30, 2005, respectively, because the effect was antidilutive.

Williams Scotsman International, Inc.
Summary of Selected Consolidated Financial Information (unaudited)

	QuarterEnded June 30,		Six Months Ended June 30,
Operations Data (in thousands):	2006	2005	2006	2005
Gross profit
Leasing	$40,060	$32,977	$79,703	$66,745
Sales:
New units	6,463	4,420	14,101	7,993
Rental equipment	4,173	2,040	7,010	3,394
Delivery and installation	6,924	4,721	12,852	8,053
Other	10,271	8,020	19,606	15,772
Total gross profit	$67,891	$52,178	$133,272	$101,957

	Quarter Ended June 30,		Six Months Ended June 30,
Rental Fleet and Capital Expenditure Data:	2006	2005	2006	2005
Lease fleet units, as of end of period	100,200	97,200	100,200	97,200
Lease fleet units, average for period	99,800	96,600	99,200	96,000
Utilization rate based upon units, average over period	82%	81%	82%	81%
Monthly rental rate, average over period	$287	$259	$285	$258
Capital expenditures (in thousands):
Lease fleet, net	$27,306	$36,277	$53,819	$49,800
Non-lease fleet	3,994	2,115	6,239	5,282
Acquisitions (in thousands)	—	33	5,123	4,616

Other Financial Data (at period end):	June 30, 2006
Leverage Ratio (a)	4.10
Leverage Ratio (b)	55.1
Borrowing base availability under revolving credit facility (c) (in thousands)	$246,895

(a)             As defined in the Company’s Amended and Restated Credit Agreement

(b)            Calculated using net income

(c)             Under the Company’s Amended and Restated Credit Agreement, the Company is not subject to financial covenants as long as its excess availability under the revolving credit facility remains above $75 million. As of June 30, 2006, the Company’s excess availability under the revolver was $246.9 million or  $171.9 million in excess of the $75 million.

Reconciliation of EBITDA for the quarter and six months ended June 30, 2006 and 2005 to net income — the most comparable GAAP measure:

	Quarter Ended June 30,,		Six Months Ended June 30
	2006	2005	2006	2005
	(in thousands)
EBITDA (d)	$55,071	$42,240	$107,992	$81,591
Less:
Interest expense	17,824	25,032	35,345	49,259
Loss on early extinguishment of debt	—	5,182	—	5,182
Depreciation and amortization	18,408	16,866	36,844	33,309
Income tax provision (benefit)	7,257	(2,154)	13,788	(2,655)

Net income (loss)	$11,582	$(2,686)	$22,015	$(3,504)

(d)            The Company defines EBITDA as earnings before deducting interest, loss on extinguishment of debt, income taxes, depreciation and amortization.

Reconciliation of Consolidated EBITDA, as defined in the Company’s Amended and Restated Credit Agreement, to net income — the most comparable GAAP measure as of June 30, 2006 (in thousands):

Consolidated EBITDA — trailing 12 months (e)	$205,107
Less:
Interest expense	73,620
Depreciation and amortization	72,765
Income tax provision	9,939
Gain on sale of equipment	(176)
Non-cash stock compensation expense	3.908
Amortization of debt issuance costs	29,179
Pro forma EBITDA impact of acquisitions	612
Net income	$15,260

(e)             Consolidated EBITDA is defined in the Company’s credit agreement as the Company’s net income plus interest, taxes, depreciation and amortization expenses, and excludes (gains) losses on sales of fixed assets and any other non-cash items, and non-cash stock compensation charges.  Consolidated EBITDA should not be considered in isolation or as a substitute to cash flow from operating activities, net income or other measures of performance prepared in accordance with generally accepted accounting principles or as a measure of the Company’s profitability or liquidity.  The Company is providing Consolidated EBITDA as supplemental information so that investors can evaluate and analyze the Company’s compliance with its financial covenants under the Amended and Restated Credit Facility.

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